Exhibit 23.2

EXPLANATION CONCERNING ABSENCE OF CURRENT WRITTEN CONSENT OF

ARTHUR ANDERSEN LLP

On April 16, 2002, the Company’s board of directors determined that it would not engage Arthur Andersen LLP (“Arthur Andersen”) to serve as its independent auditors and on June 14, 2002 engaged Deloitte & Touche LLP (“Deloitte & Touche”) to serve as its independent auditors for the fiscal year ending December 31, 2002, (for additional information, see the Company’s Current Report on Form 8-K filed with the SEC on April 23, 2002). As a result, after reasonable efforts, the Company has been unable to obtain Arthur Andersen’s updated written consent to the incorporation by reference into this Annual Report on Form 10-K of Arthur Andersen’s audit report with respect to our financial statements. Under these circumstances, Rule 437(a) under the Securities Act permits the omission of Arthur Andersen’s updated written consent from this filing, and permits the incorporation by reference of the financial statements, supplementary data and financial statement schedule included herein into present and future registration statements, without the written consent of Arthur Andersen.

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

As noted above, Arthur Andersen has not consented to the incorporation by reference of its audit reports in this filing. Accordingly, Arthur Andersen may not have liability under Section 11(a) of the Securities Act because it has not consented to being named as an expert in any present or future registration statement into which this Form 10-K may be incorporated by reference. The Company believes, however, that other persons who may be liable under Section 11(a) of the Securities Act, including the Company’s officers and directors, may still rely on Arthur Andersen’s audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.